Q1. Do you expect the average loan size to continue to decline from the current $11,600 due to the program changes or have those changes cycled through the system?

The reduction in the average contract size described in our recent press release appears to have run its course. The average contract size for October was $11,508, slightly lower than the average contract size in Q3, but slightly higher than the average contract size in September.

Q2. What % of those dealers that enrolled in the new payment option to defer the enrollment fee do you expect, based on historical experience, to reach 100 loans?

A rough guess would be 40%. Historically, 50%-60% of our dealer partners reach 100 loans. With average volume per dealer-partner lower in 2005, we would expect dealer-partners enrolled this year will be in the lower end of this range, say 50%. In addition, it is reasonable to expect that dealer-partners who choose to defer the enrollment fee will be less productive than those who pay the enrollment fee up-front. How much less productive is difficult to say at this stage. The 40% guess assumes dealer partners who defer the enrollment fee will be roughly 80% as productive as dealer-partners who pay the fee.

Q3. Is the change in the number of loans outstanding a fair reflection of the change in expected cash collections from your loans receivable? In other words, loans outstanding increased by 15.7% from September 04 to September 05 and increased 2.9% sequentially. Does that mean that expected cash collections also increased by approximately the same amount?

The increase in expected collections was approximately equal to the increase in the number of loans outstanding for the periods referenced in your question.

Q4. What, do you estimate on an annual basis, are the dollar value of originations needed to keep the number of loans outstanding and/or cash collections constant?

Based on the current portfolio size and forecasted collection rates, originating $800-$850 million in automobile loans per year will keep the amount of forecasted collections constant.

Cautionary Statement Regarding Forward Looking Information

Certain statements in this release that are not historical facts, such as those using terms like “believes,” “expects,” “anticipates,” “assumes,” “forecasts,” “estimates,” “intends” and those regarding the Company’s future results, plans and objectives, are “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements represent the Company’s outlook only as of the date of this release. While the Company believes that its forward-looking statements are reasonable, actual results could differ materially since the statements are based on current expectations, which are subject to risks and uncertainties. Factors that might cause such a difference include the following:

•	the Company’s potential inability to accurately forecast and estimate the amount and timing of future collections,

•	the Company’s pending restatement of prior years financial statements,

•	increased competition from traditional financing sources and from non-traditional lenders,

•	the unavailability of funding at competitive rates of interest,

•	the Company’s potential inability to continue to obtain third party financing on favorable terms,

•	the Company’s potential inability to generate sufficient cash flow to service its debt and fund its future operations,

•	adverse changes in applicable laws and regulations,

•	adverse changes in economic conditions,

•	adverse changes in the automobile or finance industries or in the non-prime consumer finance market,

•	the Company’s potential inability to maintain or increase the volume of automobile loans,

•	an increase in the amount or severity of litigation against the Company,

•	the loss of key management personnel or the inability to hire qualified personnel,

•	the effect of terrorist attacks and potential attacks, and

•	various other factors discussed in the Company’s reports filed with the Securities and Exchange Commission.

Other factors not currently anticipated by management may also materially and adversely affect the Company’s results of operations. The Company does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by applicable law.